Exhibit 99.1

IRIDEX Announces Preliminary Operational and Financial Results for 2017 Fourth Quarter and Full Year

MOUNTAIN VIEW, Calif., January 8, 2018 -- IRIDEX Corporation (Nasdaq: IRIX) today provided preliminary operational and financial results for the fourth quarter and full year ended December 30, 2017.

Highlights

•	Total revenue for the fourth quarter of 2017 expected to be $11.0 to $11.1 million
•	Total revenue for 2017 expected to be $42.3 to $42.4 million
•	Approximately 133 Cyclo G6 glaucoma laser systems and 10,600 G6 probes were shipped in the fourth quarter of 2017
•	Approximately 377 Cyclo G6 glaucoma laser systems and 32,100 G6 probes were shipped in 2017

"I’m encouraged by the momentum of our G6 platform in the second half of 2017.  In the fourth quarter we set records for G6 system and G6 probe shipments, which was primarily driven by our performance in the U.S. market.  Our retina business in the fourth quarter had nice demand but was impacted by some product shipment issues which impacted our total revenues.  We are working diligently to address those issues,” said William M. Moore, President and CEO. “The impact of the G6 platform on our sales model has been meaningful, as it continues to positively transform our business and importantly, the way physicians are able to treat their glaucoma patients. We plan to continue our focus on the opportunity we see with our G6 platform.”

IRIDEX expects to release its complete fourth quarter and full year 2017 results in early March 2018, at which time, the Company plans to provide guidance for full year 2018.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the Company’s anticipated revenue and Cyclo G6 system and probe shipments for fourth quarter and full year 2017, the timing of the release of the Company’s complete financial results for fourth quarter and full year 2017 and guidance for full year 2018, and the impact of the G6 platform on the Company’s sales model and business and on glaucoma treatment. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of

Exhibit 99.1

which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com